Exhibit 99.1

Howard Bancorp, Inc. Reports First Quarter 2020 Results and COVID-19 Pandemic Response

BALTIMORE--(BUSINESS WIRE)--April 29, 2020--Howard Bancorp, Inc. (NASDAQ: HBMD) (“Howard Bancorp” or the “Company”), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter ended March 31, 2020.

Net Income and Earnings per Share (“EPS”)

First quarter 2020 net income was $3.3 million, or $0.18 per both basic and diluted common share. First quarter results include the impact of an increase in the allowance for credit losses (provision for credit losses in excess of net charge-offs) of $3.0 million, or ($0.12) per both basic and diluted common share.

  This compares to $4.3 million, or $0.22 per both basic and diluted common share for the first quarter of 2019. The $0.04 decrease in earnings per share was primarily attributable to:
    A $1.7 million increase in the provision for credit losses (-$0.07 after tax per share)
    An increase in noninterest expenses of $788 thousand attributable to the departure of the Company’s former CFO (-$0.03 after tax per share)
    The above items were partially offset by a one-time $1.2 million tax benefit (+$0.06 per share) resulting from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), discussed below, as well as an increase in the pretax contribution of the Company’s mortgage banking activities by $192 thousand (+$0.01 after tax)
  This compares to net income of $5.9 million, or $0.31 per both basic and diluted common share recorded in the fourth quarter of 2019. The $0.13 per share decrease in earnings per share was primarily attributable to:
    A $2.7 million increase in the provision for credit losses (-$0.10 after tax per share)
    An increase in noninterest expenses of $788 thousand attributable to the departure of the Company’s former CFO (-$0.03 after tax per share)
    A reduction in the contribution of the Company’s mortgage banking activities by $677 thousand (-$0.03 after tax per share)
    The above items were partially offset by a one-time $1.2 million tax benefit (+$0.06 per share)
    In addition, the fourth quarter of 2019 included, within noninterest income, the proceeds from an agreement to exit the Company’s mortgage banking operations of $750 thousand, as well as, within noninterest expense, a $338 thousand reduction in a lease termination liability that had been recorded earlier in 2019; this reduction was due to a lease assignment for a closed branch location. These two items increased fourth quarter pretax income by $1.1 million (-$0.04 after tax per share impact in the first quarter of 2020).

Core net income is a non-GAAP financial measure that excludes the earnings contribution of the Company’s mortgage banking activities and infrequently occurring items. Core net income for the first quarter of 2020 was $2.6 million, or $0.14 per basic and diluted common share. This compares to core net income of $4.3 million, or $0.23 per both basic and diluted common share for the first quarter of 2019. The $0.09 per share decrease in EPS was primarily the result of the after tax impact of the higher provision for credit losses, which was up $1.7 million (-$0.07 after tax per share). This also compares to core net income of $4.5 million, or $0.24 per both basic and diluted common share for the fourth quarter of 2019. The $0.10 per share decrease in EPS was primarily the result of the after tax impact of the higher provision for credit losses, which was up $2.7 million (-$0.10 per share).*

Pre-provision net revenue (“PPNR”), a non-GAAP financial measure that adds back the provision for credit losses to GAAP pretax income, was $6.3 million for the quarter ended March 31, 2020. Core PPNR, a non-GAAP financial measure that excludes the earnings contribution of the Company’s mortgage banking activities and infrequently occurring items, was $7.0 million for the quarter ended March 31, 2020. The first quarter of 2020 core PPNR was down $224 thousand, or 3.1%, from $7.2 million for the first quarter of 2019, and was up $355 thousand, or 5.4%, when compared to the fourth quarter core PPNR of $6.6 million.*

COVID-19 Response

The Bank’s response has continued to evolve since the first confirmed case of COVID-19 was reported in Maryland on March 5. We have implemented the following measures in an effort to ensure the safety of both our customers and employees while continuing to serve our customers during this challenging period:

  Twelve of the Bank’s fifteen branches remain accessible to customers – nine through drive thru capabilities and all twelve through pre-scheduled meetings.
  Encouraged utilization of our mobile, online, ATM, and other banking channels to limit personal contact.
  Implemented a work-from-home policy for substantially all employees other than branch personnel.
  Added one week of paid time off to all full-time employees to be used in either 2020 or 2021, to acknowledge long hours devoted to providing extraordinary customer service.
  Implemented deep cleaning procedures at all branch locations and other bank facilities.
  Changed the annual meeting of stockholders to a virtual meeting.

In addition, the Bank implemented the following actions in order to assist our lending customers:

  Proactively reached out to commercial customers.
  Provided loan modifications to both commercial and retail customers, on a case by case basis, in the form of payment deferrals for periods up to 6 months. As of March 31, 2020, a total of $101 million of loans (or 5.7% of the loan portfolio) had been modified through payment deferrals. As of April 24, 2020, this number had grown to $315 million (or 17.9% of the loan portfolio). The Bank expects that requests for payment deferral will continue during the second quarter.
  The Bank is participating in the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”). The Bank expects to fund 797 PPP loans totaling approximately $185 million in April 2020. The processing fees the Bank expects to receive from the SBA for originating PPP loans are estimated at approximately $5.9 million; these fees will be deferred and amortized as a yield adjustment over the life of the loans.

Asset Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) continued to decline in the first quarter of 2020 and totaled $19.5 million at March 31, 2020. NPAs consisted of $17.2 million of nonperforming loans (“NPLs”) and $2.3 million of other real estate owned (“OREO”). NPLs were 0.98% of total loans at March 31, 2020 while NPAs represented 0.78% of total assets and 1.11% of total loans and OREO at March 31, 2020.

  This compares to NPAs of $25.3 million at March 31, 2019 that consisted of $20.9 million in NPLs and $4.4 million of OREO. NPLs were 1.27% of total loans at March 31, 2019 while nonperforming assets represented 1.13% of total assets and 1.53% of total loans and OREO at March 31, 2019.
  This compares to NPAs of $22.2 million at December 31, 2019 that consisted of $19.1 million in NPLs and $3.1 million of OREO. NPLs were 1.10% of total loans at December 31, 2019 while NPAs represented 0.94% of total assets and 1.27% of total loans and OREO at March 31, 2020.

Net charge-offs were $462 thousand in the first quarter of 2020 and represented 0.11% of average loans (annualized). First quarter net charge-offs included $548 thousand of charge-offs on commercial loans to one customer and other net recoveries of $86 thousand. A $500 thousand specific allocation of the allowance attributable to the aforementioned commercial loans to one customer had been recorded in the fourth quarter of 2019. This compares to net charge-offs of $2.8 million, or 0.70% of average loans (annualized) in the first quarter of 2019. The first quarter 2019 net charge-offs included $2.2 million of charge-offs on predominately commercial real estate loans to one customer that had previously been reserved for in 2018. This compares to net recoveries of $55 thousand, or (0.01%) of average loans (annualized) in the fourth quarter of 2019. The allowance for credit losses (the “allowance”) was $13.4 million on March 31, 2020. Because the Company is a smaller reporting company under SEC rules, the allowance was determined under the incurred loss model. The allowance represents 0.76% of total loans and 77.80% of NPLs at March 31, 2020.

  This compares to an allowance of $8.8 million at March 31, 2019. The March 31, 2019 allowance represented 0.53% of total loans and 41.81% of NPLs. The $4.6 million increase in the allowance was the result of aggregate provisions for credit losses of $5.9 million partially offset by aggregate net charge-offs of $1.3 million during the four quarter period since March 31, 2019.
  This compares to an allowance of $10.4 million at December 31, 2019. The December 31, 2019 allowance represented 0.60% of total loans and 54.33% of NPLs. The $3.0 million increase in the allowance was the result of a provision for credit losses of $3.4 million partially offset by net charge-offs of $462 thousand during the quarter ended March 31, 2020.

While the Company’s asset quality trends indicated continued improvement with low levels of net charge-offs, management believes it prudent to proactively increase the allowance given the significant stress experienced in the economy due to widespread business shutdowns and interruptions related to COVID-19, coupled with the Company’s belief that these stresses will continue at some levels for the next few quarters. The Company increased the allowance for credit losses at March 31, 2020 by $3.0 million over the December 31, 2019 level. This increase was based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily as a result of the abrupt slowdown in commercial economic activity resulting from actions announced by the State of Maryland between the March 5 disclosure of the first confirmed cases of COVID-19 in the state and the March 23 executive order closing all non-essential businesses in the state as well as the dramatic rise in the unemployment rate in the Company’s market area. To date, these shutdowns have had more significant impacts in certain sectors of the economy than others.

Economic conditions, both locally and nationally, including business activity and unemployment, have continued to deteriorate subsequent to March 31, 2020. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance will reduce the short-term risk in the Bank’s loan portfolio, management expects some risk rating downgrades and the potential for an increase in charge-offs in future periods.

Stockholders’ Equity and Regulatory Capital Ratios

During the quarter ended March 31, 2020, the Company completed the stock repurchase program authorized by the Board of Directors on April 24, 2019. A total of 392,565 shares at an average price paid per share of $17.83, for an aggregate amount of $7.0 million, were repurchased under the program. A total of 372,801 shares were repurchased during the first quarter of 2020 for an aggregate amount of $6.7 million; the last shares were repurchased on February 24, 2020.

Stockholders’ equity at March 31, 2020 was $315.4 million, an increase of $1.2 million from December 31, 2019. The increase was primarily the result of net income of $3.3 million and an increase in accumulated other comprehensive income, which represents the after tax impact of an increase in the fair value of available-for-sale securities, of $4.1 million. These increases were partially offset by the $6.7 million reduction in stockholders’ equity as a result of the completion of the stock repurchase program during the quarter.

The Company’s regulatory capital ratios are all well in excess of regulatory “well-capitalized” and internal target minimum levels. The total capital ratio was 13.16% while both the Common Equity Tier 1 (“CET 1”) and Tier 1 capital ratios were 10.95% at March 31, 2020. The Tier 1 to average assets (leverage) ratio was 9.10%. A comparison of the Company’s regulatory capital ratios to March 31, 2019 and December 31, 2019 is as follows:

  Regulatory capital ratios at March 31, 2019 consisted of a total capital ratio of 12.62% while both the CET 1 and Tier 1 capital ratios were 10.58%. The Tier 1 to average assets (“leverage”) ratio was 9.04%. All March 31, 2020 regulatory capital ratios were above the March 31, 2019 levels.
  Regulatory capital ratios at December 31, 2019 consisted of a total capital ratio of 13.14% while both the CET 1 and Tier 1 capital ratios were 11.09%. The Tier 1 to average assets (“leverage”) ratio was 9.55%.

Liquidity

The Company’s liquidity position is strong. As the threat of market disruption in response to the pandemic appeared during the quarter, combined with concerns of potentially higher than normal commercial line utilization and possible reductions in customer deposits, on-balance sheet liquidity was the initial focus and was strengthened through increased issuance of institutional certificates of deposit. Simultaneously, the Company identified opportunities to increase its already strong levels of contingency funding capacity, with these initiatives ongoing and expected to result in a decrease in the on-balance sheet cash levels. As of March 31, 2020, the Bank’s on-balance sheet and contingency funding available liquidity consisted of the following ($ in millions):

Total cash and cash equivalents	$196
Unpledged available-for-sale securities	152
Federal Home Loan Bank borrowing availability	122
Federal Reserve borrowing availability	110
Total Available Liquidity	$580

The Bank has received approval from the Federal Reserve Bank of Richmond to pledge PPP loans as collateral under the recently-created Paycheck Protection Program Lending Facility (“PPPLF”), and will use the PPPLF as the funding source for all PPP loans that will be closed in the second quarter of 2020. By utilizing the PPPLF, the PPP loans, once funded, will have no impact on the Bank’s liquidity or regulatory capital ratios.

Update on Exit of Mortgage Banking Activities

The Company substantially completed its previously announced exit of mortgage banking activities during the first quarter of 2020. As of March 31, 2020, the entire mortgage loan pipeline had been processed and funded. Loans held for sale were $3.8 million at March 31, 2020, down from $30.7 million at December 31, 2019 and $26.8 million at March 31, 2019. The contribution of mortgage banking activities, by quarter, which are excluded from the Company’s core results, are as follows:

  First quarter of 2020 – total revenues of $1.5 million ($0.1 million of net interest income and $1.4 million of noninterest income), noninterest expenses of $1.4 million, and a contribution before taxes of $130 thousand.
  First quarter of 2019 – total revenues of $2.1 million ($0.2 million of net interest income and $1.9 million of noninterest income), noninterest expenses of $2.2 million, and a contribution before taxes of ($62) thousand. These results were adversely impacted by the subsequently exited Consumer Direct Division.
  Fourth quarter of 2019 – total revenues of $2.9 million ($0.2 million of net interest income and $2.7 million of noninterest income), noninterest expenses of $2.1 million, and a contribution before taxes of $807 thousand.

Net Interest Income and Net Interest Margin

Net interest income was $17.5 million for the quarter ended March 31, 2020. The net interest margin (net interest income (annualized) as a percentage of average earning assets was 3.34%. The yield on average loans was 4.58% and the yield on average earning assets was 4.24%, while the cost of average interest-bearing deposits was 1.07% and the cost of average interest-bearing liabilities was 1.21%. The average cost of all deposits (including noninterest-bearing deposits) and average cost of interest-bearing liabilities plus noninterest-bearing deposits for the first quarter of 2020 were 0.77% and 0.93%, respectively. Fair value adjustments on acquired loan portfolios increased the loan yield by 7 basis points (“BP”) and net interest margin by 5 BP in the first quarter of 2020.

First quarter 2020 net interest income was up $258 thousand from net interest income of $17.3 million for the quarter ended December 31, 2019. The net interest margin for the first quarter of 2020 is down 4 BP from 3.38% in the fourth quarter of 2019. The yield on average loans was down 12 BP from 4.70% and the yield on average earning assets was down 17 BP from 4.41%, in part due to the short-term increase in on balance sheet cash, while the cost of average interest-bearing deposits was down 16 BP from 1.23% and the cost of average interest-bearing liabilities was down 19 BP from 1.40%. Compared to the fourth quarter of 2019, when fair value adjustments on acquired loan portfolios increased the loan yield by 10 BP and net interest margin by 8 BP, the fair value adjustments on acquired loan portfolios continue to have a modest and declining impact on loan yield and net interest margin.

First quarter 2020 net interest income is essentially unchanged from $17.5 million for the quarter ended March 31, 2019. The net interest margin for the first quarter of 2020 is down 30 BP from 3.64% in the first quarter of 2019. The yield on average loans was down 46 BP from 5.04% and the yield on average earning assets was down 50 BP from 4.74%, while the cost of average interest-bearing deposits was down 9 BP from 1.16% and the cost of average interest-bearing liabilities was down 24 BP from 1.45%. Compared to the first quarter of 2019, when fair value adjustments on acquired loan portfolios increased the loan yield by 15 BP and net interest margin by 13 BP, the impact of fair value adjustments on acquired loan portfolios for the first quarter 2020 are down by 8 BP on both the loan yield and net interest margin.

The decreases in the net interest margin are a continuing trend as market interest rates have fallen to historically low levels. For example:

  Average Prime rate was 4.40% for the first quarter of 2020, down 43 BP from 4.83% for the fourth quarter of 2019.
  Average effective fed funds rate was 1.25% for the first quarter of 2020, down 40 BP from 1.65% for the fourth quarter of 2019.
  Average 10 year Treasury rate was 1.38% for the first quarter of 2020, down 42 BP from 1.80% for the fourth quarter of 2019.

Noninterest Income

Noninterest income was $3.4 million for the first quarter of 2020, a decrease of $1.2 million from the $4.5 million reported in the first quarter of 2019, and a decrease of $2.2 million from the $5.6 million reported in the fourth quarter of 2019.

Core noninterest income, a non-GAAP financial measure that excludes noninterest income attributable to the Company’s mortgage banking activities in each quarter and the $750 thousand in proceeds from the Company’s agreement to exit mortgage banking activities in the fourth quarter of 2019, was $1.9 million for the first quarter of 2020, a $649 thousand decrease from the first quarter of 2019, and a $235 thousand decrease from the fourth quarter of 2019.

  The $649 thousand decrease when compared to the first quarter of 2019 primarily consisted of the following: the first quarter of 2019 included $300 thousand of prepayment fee income attributable to the payoff of a large loan included within loan related fees and service charges (-$300 thousand); lower levels of nonsufficient funds (“NSF”) and overdraft charges, included in service charges on deposit accounts (-$80 thousand); and a decrease in interchange fees, primarily due to lower volumes, included in loan related fees and service charges (-$110 thousand). A portion of the reduction in NSF fees represented accommodations to COVID-19 impacted customers.
  The $235 thousand decrease when compared to the fourth quarter of 2019 consisted of the following: decrease in service charges on deposit accounts due to a lower volume of NSF and overdraft charges (-$68 thousand); decrease in interchange fees, primarily due to lower volumes, and included in loan related fees and service charges (-$73 thousand); and lower recoveries on acquired loans charged off before they were acquired by the Company and included with in other income and gains / losses (-$84 thousand). A portion of the reduction in NSF fees represented accommodations to COVID-19 impacted customers.

Noninterest Expenses

Noninterest expenses totaled $14.6 million for the first quarter of 2020, a decrease of $298 thousand from the $14.9 million reported in the first quarter of 2019, and an increase of $198 thousand from the $14.4 million reported in the fourth quarter of 2019.

Core noninterest expenses, a non-GAAP financial measure that excludes noninterest expenses attributable to the Company’s mortgage banking activities in each quarter, the $788 thousand of expenses related to the departure of the Company’s former CFO in the first quarter of 2020, and the reversal of $338 thousand of a branch optimization accrual in the fourth quarter of 2019, were $12.3 million for the first quarter of 2020, a $370 thousand decrease from $12.7 million in the first quarter of 2019, and a $311 thousand decrease from $12.6 million in the fourth quarter of 2019.

  The $370 thousand decrease when compared to the first quarter of 2019 consisted of the following: lower occupancy and equipment expenses as a result of branch optimization initiatives implemented by the Company (-$477 thousand); lower data processing fees due to savings generated from a renegotiated core processing contract (-$451 thousand); an increase in compensation and benefits (+$197 thousand), and net increases in all other expense categories (+$361 thousand). A portion of the increase in these other expense categories is anticipated to be non-recurring.
  The $311 thousand decrease when compared to the fourth quarter of 2019 consisted of the following: higher incentive and stock-based compensation costs related to 2019 performance (+$300 thousand); lower occupancy and equipment expenses (-$126 thousand), lower data processing fees due to savings generated from a previously renegotiated core processing contract (-$290 thousand); lower marketing and business development expenses (-$403 thousand); and net increases in all other expense categories (+208 thousand). A portion of the increase in these other expense categories is anticipated to be non-recurring.

Income Taxes

The Company reported an income tax benefit of $456 thousand for the quarter ended March 31, 2020. As a result of a provision in the CARES Act, a one-time income tax benefit of $1.2 million was recorded during the quarter. Under the CARES Act, the Company will be able to carryback the 2018 tax net operating loss of $9.1 million to tax years 2013-2015. The $1.2 million tax benefit represents the difference between the current federal statutory tax rate of 21% and the 34% statutory federal tax rate applicable to the Company during the carryback years. Excluding this one-time tax benefit, the effective tax rate for the first quarter of 2020 was 25.0%; this compares to an effective tax rate of 24.2% in the fourth quarter of 2019 and 21.6% in the first quarter of 2019.

Loans

Loans totaled $1.76 billion at March 31, 2020, an increase of $15.9 million, or 3.6% annualized, of total loans at December 31, 2019. Compared to March 31, 2019, the loan portfolio grew by $114.2 million, or 6.9%. Changes in the loan portfolio were as follows:

  Compared to March 31, 2019, the $114.2 million in loan growth was primarily driven by commercial loans, up $63.6 million (19.5%) and commercial real estate, up $42.5 million (6.5%). This growth was the result of the Bank’s continued focus on the lending needs of small to medium-sized businesses in its market area.
  Compared to December 31, 2019, the $15.9 million in loan growth was also primarily driven by commercial loans, up $16.2 million (17.2% annualized) and commercial real estate, up $11.0 million (6.4% annualized). The Bank’s residential mortgage portfolio decreased by $11.7 million during the quarter ended March 31, 2020 as a result of a substantially higher level of prepayments due to the lower level of mortgage market rates that led to a strong mortgage refinance quarter. The level of mortgage runoff was partially mitigated by new loan originations, but the wind down of the Company’s mortgage banking activities during the quarter resulted in a lower level of new mortgage originations than in prior quarters. In order to manage loan run-off within its residential mortgage loan portfolio, the Bank plans on buying first lien residential mortgage loans on a servicing released basis. In that regard, the Bank is currently negotiating investor agreements that may provide a future flow of new mortgage originations.
  The Bank experienced a negligible increase in commercial line of credit usage, with line utilization of 48% at March 31, 2020 compared to 46% at December 31, 2019. This increase represented approximately $7.0 million of the increase in commercial loans during the quarter.

Average loans were $1.75 billion for the first quarter of 2020, an increase of $37.7 million, or 8.8% annualized, of average loans for the fourth quarter of 2019. Compared to the first quarter of 2019, the average loans grew by $113.9 million, or 6.9%.

Deposits

Total deposits were $1.79 billion at March 31, 2020, an increase of $74.5 million, or 17.2% annualized, over the December 31, 2019 balance of $1.71 billion. Compared to March 31, 2019, total deposits grew by $115.4 million, or 6.9%. Changes in deposits were as follows:

  During the first quarter of 2020, the Company increased on-balance sheet liquidity with brokered and other non-customer deposits. Customer deposits, which exclude brokered and other non-customer deposits, were $1.44 billion at March 31, 2020, a decrease of $32.6 million from December 31, 2019, or 8.8% annualized.
    The decline in customer deposits was largely the result of a lower retention rate on maturing CDs at substantially higher rates than current market rates. Management made a conscious decision to not offer above-market renewal rates, and the lower retention rate was expected.
    Excluding the runoff of customer CDs, customer non-maturity deposit balances increased by $4.5 million, or 1.6% annualized with transaction accounts up $4.8 million, or 3.0% annualized. Most notable, DDA growth is up $14.5 million, or 12.4% annualized with a portion of that growth attributable to commercial line drawdowns described in the Company’s loan comments.
    Transaction activity from one large interest checking customer continues to significantly skew the underlying deposit growth. Excluding this particular customer’s balances, transaction accounts were up $14.1 million, or 8.8% annualized, when compared to December 31, 2019.

  Compared to March 31, 2019, customer deposits were down $68.8 million, or 4.6%.
    The decline was primarily due to a lower retention rate on maturing CDs.
    Excluding the runoff in customer CDs, customer non-maturity deposit balances decreased by $11.0 million, or 0.9%, with transaction accounts up $2.9 million or 0.4%.
    Excluding the large customer’s balances described above, transaction accounts were up $81.4 million, or 14.3%, when compared to March 31, 2019.
    DDA balances were up $65.1 million, or 15.6%.

Average customer deposits for the first quarter of 2020 were $1.46 billion, down by $7.2 million, or 2.0% annualized, from the fourth quarter 2019 average balance. Excluding customer CDs, customer non-maturity deposit balances increased by $17.9 million, or 6.3% annualized, with transaction accounts up $5.0 million, or 3.1% annualized. Excluding the large customer’s balances described above, transaction accounts were up $10.7 million, or 6.9% annualized, when compared to March 31, 2019.

Compared to the first quarter of 2019, average customer deposits were down by $37.5 million, or 2.5%. Excluding customer CDs, customer non-maturity deposit balances increased by $12.2 million, or 1.1%, with transaction accounts up $3.6 million, or 0.6%. Excluding the large customer’s balances described above, transaction accounts were up $64.0 million, or 11.3%, when compared to the first quarter of 2019.

Other Balance Sheet Comments

During the quarter ended March 31, 2020, the Company increased its available-for-sale securities portfolio by $59.7 million. This net growth was primarily the result of mortgage backed securities purchases and was funded by increased FHLB advances.

Mary Ann Scully, Chairman and CEO, commented, “It is impossible to think of a time where one exogenous shock to the system has so suddenly and significantly changed the world in which we live. The COVID-19 challenge has fallen upon us with the speed of a local disaster like Hurricane Katrina but with a spread more akin to the Great Recession. It has created huge uncertainty around the length and depth of the crisis and, therefore, the ripple effects on the broader economy. As a financial services institution focused on small and medium-sized businesses in a consistently resilient economy, we need to acknowledge what we don’t know as much as what we do. We are risk managers first and foremost and we are continuously assessing the risk and our response. At this point in time, it is important to convey our confidence in our actions to date as well as our financial strength and resources that we believe will give us the ability to continue to respond in a manner that will drive long term stakeholder value.

“I personally cannot think of a time where I have been more proud across the board of how my colleagues have performed - consistent with all of our core values. Every day we have seen our consistently seasoned bankers who offer expertise and insight to their clients in a high touch manner despite a need to do so 'virtually' and who selflessly offer this insight sixteen hours a day, seven days a week for weeks on end. They do this because they are so incredibly invested in their communities. Our support of our communities with targeted philanthropy has been outsized. The Company has combined tangible passion - not an oxymoron here - with multiple demonstrations of agility in dealing with this very volatile environment. As a result, our reputation has been enhanced and we are already seeing tangible evidence of new clients coming to us from larger, out of state banks. We also continue to be successful in recruiting talent in our marketplace and in targeted contiguous markets.

“As a result of these performances, I cannot think of a time where I have felt more confident of our Company’s ability to sustainably move forward - seeing the tangible fruits of our unique positioning as the largest locally owned bank in a vibrant market, soon to be the third largest bank in our state. Commercial loan growth was robust as we entered this new environment. Commercial DDA growth was funding the majority of that growth. Expenses when adjusted for non-core items showed good control. And the exit of the non-core mortgage banking activities assures that Company resources are now aligned with strategy. We believe our liquidity position is exceptionally strong. And always of high importance going into this period of financial stress, we have strong capital levels that will serve us well even if this economic disruption lasts for more than the next three quarters. We believe our value proposition is stronger than ever.”

* Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures” in this press release and to the financial tables entitled “GAAP to Non-GAAP reconciliation” for a reconciliation to the most directly comparable GAAP financial measures.

Earnings Conference Call

The company will host a conference call on Thursday, April 30, 2020, at 10:00 a.m. (EDT) to discuss the results and presentation slides and to answer questions. Those who wish to participate in order to ask questions may do so by calling 1-877-269-7756 and asking for the Howard Bancorp conference call. We encourage participants to call at least ten minutes prior to the scheduled start time so that you can be sure to be entered into the conference before it begins. You may also connect to the live conference and ask questions via an instant call-back from the automated conference host to the phone number you specify. The Call-Back link will be available on our website at https://www.howardbank.com/InvestorCall until the call has ended.

A presentation will be used during the earnings call and will be available on the Investor Relations section of our website at www.howardbank.com.

An internet-based audio replay of the call will be available on the Investor Relations page of our website at www.howardbank.com shortly following the conclusion of the call and will be available until May 28, 2020.

Company management will not be available to discuss the first quarter 2020 results prior to the earnings conference call.

About the Company

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore City, Maryland, Howard Bank operates a general commercial banking business through its 15 branches located throughout the Greater Baltimore Metropolitan Area. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its website at www.howardbank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements by the Company’s management contains “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “anticipated,” “expects,” “intends,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods. Such statements include, without limitation, statements regarding management’s predictions or expectations about future economic conditions, statements about the Company’s business or financial performance, as well as management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties which change over time and other factors which could cause actual results to differ materially from those currently anticipated. These risks and uncertainties include, but are not limited to: the impact of the recent outbreak of COVID-19 on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of the Company’s borrowers and other customers; conditions in the financial markets and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; the impact of changes in interest rates; credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company’s loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements; any impairment of the Company’s goodwill or other intangible assets; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; litigation and other risks and uncertainties. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, whether as a result of new information, future events, or otherwise, except as required by law.

Additional information is available at www.howardbank.com.

Howard Bancorp, Inc. and Subsidiary
Selected Financial Data
(in thousands except per share data)
	THREE MONTHS ENDED
	March 31,	December 31,	March 31,
	2020	2019	2019
Income Statement Data:
Interest income	$22,226	$22,550	$22,784
Interest expense	4,701	5,283	5,310
Net interest income	17,525	17,267	17,474
Provision for credit losses	3,445	750	1,725
Net interest income after provision for credit losses	14,080	16,517	15,749
Noninterest income	3,366	5,625	4,535
Noninterest expense	14,559	14,362	14,857
Income before income taxes	2,887	7,780	5,427
Income tax expense (benefit)	(456)	1,880	1,171
Net income	$3,343	$5,900	$4,256

Per Share Data and Shares Outstanding:
Net income per common share - basic	$0.18	$0.31	$0.22
Net income per common share - diluted	$0.18	$0.31	$0.22
Book value per common share, at period end	$16.85	$16.48	$15.77
Tangible book value per common share, at period end (1)	$12.91	$12.57	$11.75
Average common shares outstanding	18,867	19,080	19,053
Diluted average common shares outstanding	18,915	19,083	19,067
Shares outstanding, at period end	18,715	19,067	19,059

Balance Sheet Data:
Total assets	$2,507,894	$2,374,619	$2,250,559
Total loans and leases, net of unearned income	1,761,419	1,745,513	1,647,178
Allowance for credit losses	13,384	10,401	8,754
Other interest-earning assets	483,553	365,102	324,343
Total deposits	1,788,899	1,714,365	1,673,468
Total borrowings	377,612	319,368	250,363
Common and total stockholders' equity	315,357	314,148	300,529

Average total assets	2,369,847	2,292,369	2,217,147
Average common and total stockholders' equity	314,805	311,777	297,513

Selected Performance Ratios:
Return on average assets (2)	0.57%	1.02%	0.78%
Return on average common equity (2)	4.27%	7.51%	5.80%
Net interest margin (2),(3)	3.34%	3.38%	3.64%
Efficiency ratio (4)	69.69%	62.74%	67.50%

Asset Quality Ratios:
Nonperforming loans to total loans	0.98%	1.10%	1.27%
Nonperforming assets to total loans and OREO	1.11%	1.27%	1.53%
Nonperforming assets to total assets	0.78%	0.94%	1.13%
Allowance for credit losses to total loans	0.76%	0.60%	0.53%
Allowance for credit losses to nonperforming loans	77.80%	54.33%	41.81%
Net chargeoffs to average loans (2)	0.11%	(0.01)%	0.70%

Capital Ratios (Bancorp):
Tier 1 capital to average assets (leverage ratio)	9.10%	9.55%	9.04%
Common equity tier 1 capital to risk-weighted assets	10.95%	11.09%	10.58%
Tier 1 capital to risk-weighted assets	10.95%	11.09%	10.58%
Total capital to risk-weighted assets	13.16%	13.14%	12.62%
Average equity to average assets	13.28%	13.60%	13.42%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized
(3) Net interest income divided by average earning assets
(4) Noninterest expense divided by the sum of net interest income and noninterest income

Howard Bancorp, Inc. and Subsidiary
Unaudited Consolidated Statements of Income
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Interest income	$22,226	$22,550	$22,955	$23,145	$22,784
Interest expense	4,701	5,283	5,740	5,791	5,310
Net interest income	17,525	17,267	17,215	17,354	17,474
Provision for credit losses	3,445	750	608	1,110	1,725
Net interest income after provision for credit losses	14,080	16,517	16,607	16,244	15,749
Noninterest income:
Service charges on deposit accounts	642	710	726	684	627
Mortgage banking income	1,036	1,951	2,054	2,308	1,485
Gain (loss) on sale of securities	-	(13)	-	658	-
Income from bank owned life insurance	445	466	485	460	447
Loan related fees and service charges	581	912	984	995	1,043
Other income and gains / losses	662	1,599	784	736	933
Total noninterest income	3,366	5,625	5,033	5,841	4,535
Noninterest expense:
Compensation and benefits	8,441	7,811	7,939	8,272	8,034
Occupancy and equipment	1,021	880	1,442	5,183	1,571
Marketing and business development	450	853	545	484	457
Professional fees	726	704	747	718	785
Data processing fees	927	1,217	1,172	1,147	1,378
FDIC assessment	212	63	36	281	287
Other real estate owned	78	321	393	104	27
Loan production expense	468	719	761	700	520
Amortization of core deposit intangible	699	717	745	767	784
Other operating expense	1,537	1,077	1,625	1,798	1,014
Total noninterest expense	14,559	14,362	15,405	19,454	14,857
Income before income taxes	2,887	7,780	6,235	2,631	5,427
Income tax expense (benefit)	(456)	1,880	1,598	543	1,171
Net income	$3,343	$5,900	$4,637	$2,088	$4,256

Net income per common share:
Basic	$0.18	$0.31	$0.24	$0.11	$0.22
Diluted	$0.18	$0.31	$0.24	$0.11	$0.22

Average common shares outstanding:
Basic	18,867	19,080	19,079	19,061	19,053
Diluted	18,915	19,083	19,082	19,068	19,067

Performance Ratios
Return on average assets	0.57%	1.02%	0.82%	0.37%	0.78%
Return on average common equity	4.27%	7.51%	6.00%	2.76%	5.80%
Net interest margin	3.34%	3.38%	3.46%	3.53%	3.64%
Efficiency ratio	69.69%	62.74%	69.24%	83.87%	67.50%

Howard Bancorp, Inc. and Subsidiary
Unaudited Consolidated Balance Sheets
(in thousands except per share data)
	PERIOD ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$15,951	$12,992	$12,563	$15,657	$12,094
Interest bearing deposits with banks	179,999	96,985	62,446	109,404	85,368
Total cash and cash equivalents	195,950	109,977	75,009	125,061	97,462
Securities available for sale, at fair value	275,252	215,505	164,026	151,685	191,860
Securities held to maturity, at amortized cost	7,750	7,750	9,750	9,750	9,250
Federal Home Loan Bank of Atlanta stock, at cost	16,757	14,152	13,642	11,220	11,050
Loans held for sale, at fair value	3,795	30,710	46,713	37,680	26,815
Loans and leases, net of unearned income	1,761,419	1,745,513	1,729,880	1,701,020	1,647,178
Allowance for credit losses	(13,384)	(10,401)	(9,598)	(9,120)	(8,754)
Net loans and leases	1,748,035	1,735,112	1,720,282	1,691,900	1,638,424
Bank premises and equipment, net	42,543	42,724	42,743	42,876	44,721
Goodwill	65,949	65,949	65,949	65,949	65,949
Core deposit intangible	7,771	8,469	9,186	9,932	10,698
Bank owned life insurance	76,275	75,830	75,364	75,060	74,601
Other real estate owned	2,322	3,098	3,926	4,702	4,392
Deferred tax assets, net	33,529	36,010	36,049	37,803	38,512
Interest receivable and other assets	31,966	29,333	30,836	32,016	36,825
Total assets	$2,507,894	$2,374,619	$2,293,475	$2,295,634	$2,250,559

LIABILITIES
Noninterest-bearing deposits	$483,499	$468,975	$442,549	$422,117	$418,431
Interest-bearing deposits	1,305,400	1,245,390	1,213,074	1,295,099	1,255,037
Total deposits	1,788,899	1,714,365	1,655,623	1,717,216	1,673,468
FHLB advances	344,000	285,000	273,000	216,000	212,000
Fed funds and repos	5,322	6,127	1,161	4,669	10,269
Subordinated debt	28,290	28,241	28,191	28,142	28,094
Total borrowings	377,612	319,368	302,352	248,811	250,363
Accrued expenses and other liabilities	26,026	26,738	26,748	26,080	26,199
Total liabilities	2,192,537	2,060,471	1,984,723	1,992,107	1,950,030

STOCKHOLDERS' EQUITY
Common stock - $0.01 par value	187	191	191	191	191
Additional paid in capital	269,918	276,156	276,431	276,218	276,128
Retained earnings	38,499	35,158	29,258	24,621	22,533
Accumulated other comprehensive income	6,753	2,643	2,872	2,497	1,677
Total stockholders' equity	315,357	314,148	308,752	303,527	300,529
Total liabilities and stockholders' equity	$2,507,894	$2,374,619	$2,293,475	$2,295,634	$2,250,559

Capital Ratios (Bancorp)
Tier 1 capital to average assets (leverage ratio)	9.10%	9.55%	9.39%	9.06%	9.04%
Common equity tier 1 capital to risk-weighted assets	10.95%	11.09%	10.83%	10.52%	10.58%
Tier 1 capital to risk-weighted assets	10.95%	11.09%	10.83%	10.52%	10.58%
Total capital to risk-weighted assets	13.16%	13.14%	12.87%	12.55%	12.62%

Asset Quality Measures
Nonperforming loans	$17,203	$19,143	$19,960	$19,305	$20,936
Other real estate owned (OREO)	2,322	3,098	3,926	4,702	4,392
Total nonperforming assets	$19,525	$22,241	$23,886	$24,007	$25,328

Nonperforming loans to total loans	0.98%	1.10%	1.15%	1.13%	1.27%
Nonperforming assets to total loans and OREO	1.11%	1.27%	1.38%	1.41%	1.53%
Nonperforming assets to total assets	0.78%	0.94%	1.04%	1.05%	1.13%
Allowance for credit losses to total loans	0.76%	0.60%	0.55%	0.54%	0.53%
Allowance for credit losses to nonperforming loans	77.80%	54.33%	48.09%	47.24%	41.81%
Net chargeoffs to average loans (annualized)	0.11%	-0.01%	0.03%	0.18%	0.70%
Provision for credit losses to average loans (annualized)	0.79%	0.17%	0.14%	0.27%	0.43%

Howard Bancorp, Inc. and Subsidiary
Average Balances, Yields, and Rates
(in thousands)
	Three Months Ended March 31, 2020			Three Months Ended December 31, 2019			Three Months Ended March 31, 2019
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$377,198	$4,304	4.59%	$381,463	$4,528	4.71%	$329,393	$4,225	5.20%
Commercial real estate	690,930	8,446	4.92	679,767	8,426	4.92	649,913	8,110	5.06
Construction and land	131,489	1,463	4.47	120,617	1,574	5.18	126,719	1,822	5.83
Residential real estate	509,034	5,244	4.14	488,505	5,228	4.25	480,694	5,571	4.70
Consumer	45,664	520	4.58	46,232	578	4.96	53,687	647	4.89
Total loans and leases	1,754,315	19,978	4.58	1,716,584	20,334	4.70	1,640,406	20,376	5.04
Securities available for sale:
U.S. Gov agencies	70,831	492	2.79	71,675	495	2.74	111,417	762	2.77
Mortgage-backed	151,399	978	2.60	110,039	796	2.87	89,583	727	3.29
Corporate debentures	5,523	92	6.73	4,748	83	6.96	3,001	62	8.39
Total available for sale securities	227,752	1,562	2.76	186,462	1,374	2.92	204,001	1,551	3.08
Securities held to maturity	7,750	112	5.83	9,728	148	6.05	9,250	143	6.25
FHLB Atlanta stock, at cost	15,708	174	4.46	11,556	167	5.74	10,276	162	6.39
Loans held for sale	18,424	166	3.63	37,500	339	3.59	16,552	191	4.68
Interest bearing deposits in banks	84,860	234	1.11	65,216	186	1.13	67,459	362	2.18
Total earning assets	2,108,809	22,226	4.24%	2,027,046	22,549	4.41%	1,947,943	22,784	4.74%
Cash and due from banks	13,610			14,205			14,647
Bank premises and equipment, net	42,689			42,813			45,016
Other assets	215,459			218,036			219,480
Less: allowance for credit losses	(10,719)			(9,731)			(9,965)
Total assets	$2,369,848			$2,292,369			$2,217,121

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$183,305	$157	0.34%	$185,278	$189	0.40%	$225,552	$293	0.53%
Money market	368,779	706	0.77	357,617	771	0.86	356,057	613	0.70
Savings	133,577	45	0.13	131,847	62	0.19	137,722	58	0.17
Time deposits	523,980	2,302	1.77	565,213	2,810	1.97	528,017	2,600	2.00
Total interest-bearing deposits	1,209,641	3,210	1.07	1,239,955	3,831	1.23	1,247,348	3,564	1.16
Borrowings:
FHLB advances	320,868	1,025	1.29	223,902	978	1.73	195,311	1,254	2.60
Fed funds and repos	6,665	4	0.27	4,912	2	0.19	14,471	13	0.36
Subordinated debt	28,258	461	6.56	28,210	470	6.62	28,077	479	6.92
Total borrowings	355,791	1,491	1.69	257,024	1,450	2.24	237,859	1,746	2.98
Total interest-bearing funds	1,565,432	4,701	1.21%	1,496,979	5,282	1.40%	1,485,207	5,310	1.45%
Noninterest-bearing deposits	464,701			457,748			418,816
Other liabilities	24,909			25,866			15,586
Total liabilities	2,055,042			1,980,592			1,919,609
Stockholders' equity	314,805			311,777			297,513
Total liabilities & equity	$2,369,848			$2,292,369			$2,217,122
Net interest rate spread (1)		$17,526	3.03%		$17,267	3.01%		$17,474	3.29%
Effect of noninterest-bearing funds			0.31			0.37			0.34
Net interest margin on earning assets (2)			3.34%			3.38%			3.64%

(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

Reconciliation of Non-GAAP Financial Measures

This press release contains references to financial measures that are not defined in generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

The Company’s management uses non-GAAP financial measures as management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company.

The Company has excluded the after tax impact of its recently exited mortgage banking activities and items determined to be infrequently occurring, as well as a one-time income tax benefit as a result of the CARES Act. The reconciliation is as follows:

Howard Bancorp, Inc. and Subsidiary
GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Net income (GAAP)	$3,343	$5,900	$4,637	$2,088	$4,256
Adjustments:
Mortgage banking activities:
Net interest income	(143)	(164)	(177)	(193)	(147)
Noninterest income	(1,425)	(2,699)	(2,871)	(3,113)	(1,945)
Noninterest expenses	1,438	2,056	2,712	2,113	2,154
Total pretax - mortgage banking activities	(130)	(807)	(336)	(1,193)	62
Infrequently occurring items:
Securities gains	-	-	-	(658)	-
Proceeds from agreement to exit mortgage banking activities	-	(750)	-	-	-
Prepayment penalty - FHLB advances	-	-	-	692	-
Branch optimization charge	-	(338)	-	3,600	-
Litigation settlement	-	-	700	-	-
CFO departure	788	-	-	-	-
Total pretax - infrequently occurring items	788	(1,088)	700	3,634	-
Total pretax adjustments	658	(1,895)	364	2,441	62
Income tax expense (benefit) of adjustments	178	(512)	98	659	17
Total pretax adjustments, net of tax	480	(1,383)	266	1,782	45
Less: One-time benefit of NOL carryback (CARES Act)	(1,177)	-	-	-	-
Core net income (Non-GAAP)	$2,646	$4,517	$4,903	$3,870	$4,301

Diluted EPS (GAAP)	$0.18	$0.31	$0.24	$0.11	$0.22
Total Adjustments	(0.04)	(0.07)	0.01	0.09	0.00
Core diluted EPS (Non-GAAP)	$0.14	$0.24	$0.26	$0.20	$0.23

Howard Bancorp, Inc. and Subsidiary
GAAP TO NON-GAAP RECONCILIATION
(in thousands except per share data)
	FOR THE THREE MONTHS ENDED
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
CORE NET INCOME AND EPS:
Net interest income (GAAP)	$17,525	$17,267	$17,215	$17,354	$17,474
Adjustments:
Mortgage banking activities	(143)	(164)	(177)	(193)	(147)
Core net interest income (Non-GAAP)	$17,382	$17,103	$17,038	$17,161	$17,327

Noninterest income (GAAP)	$3,366	$5,625	$5,033	$5,841	$4,535
Adjustments:
Mortgage banking activities	(1,425)	(2,699)	(2,871)	(3,113)	(1,945)
Securities gains	-	-	-	(658)	-
Proceeds from agreement to exit mortgage banking activities	-	(750)	-	-	-
Core noninterest income (Non-GAAP)	$1,941	$2,176	$2,162	$2,070	$2,590

Total net interest income + noninterest income (GAAP)	$20,891	$22,892	$22,248	$23,195	$22,009
Total Adjustments	(1,568)	(3,613)	(3,048)	(3,964)	(2,092)
Core net interest income + noninterest income (Non-GAAP)	$19,323	$19,279	$19,200	$19,231	$19,917

Noninterest expense (GAAP)	$14,559	$14,362	$15,405	$19,454	$14,857
Adjustments:
Mortgage banking activities	(1,438)	(2,056)	(2,712)	(2,113)	(2,154)
Prepayment penalty - FHLB advances	-	-	-	(692)	-
Branch optimization charge	-	338	-	(3,600)	-
Litigation settlement	-	-	(700)	-	-
CFO departure	(788)	-	-	-	-
Core noninterest expense (Non-GAAP)	$12,333	$12,644	$11,993	$13,049	$12,703

Provision for credit losses (GAAP)	$3,445	$750	$608	$1,110	$1,725

Pretax income (GAAP)	$2,887	$7,780	$6,235	$2,631	$5,427
Total pretax core adjustments	658	(1,895)	364	2,441	62
Core pretax income (Non-GAAP)	$3,545	$5,885	$6,599	$5,072	$5,489

Income tax expense / benefit (GAAP)	$(456)	$1,880	$1,598	$543	$1,171
Adjustments:
One-time benefit of NOL carryback (CARES Act)	1,177	-	-	-	-
Income tax expense (benefit) of adjustments	178	(512)	98	659	17
Core income tax expense (Non-GAAP)	$899	$1,368	$1,696	$1,202	$1,188

Net income (GAAP)	$3,343	$5,900	$4,637	$2,088	$4,256
Total Adjustments	(697)	(1,383)	266	1,782	45
Core net income (Non-GAAP)	$2,646	$4,517	$4,903	$3,870	$4,301

Diluted EPS (GAAP)	$0.18	$0.31	$0.24	$0.11	$0.22
Total Adjustments	(0.04)	(0.07)	0.01	0.09	0.00
Core diluted EPS (Non-GAAP)	$0.14	$0.24	$0.26	$0.20	$0.23

PRE-PROVISION NET REVENUE:
Net income (GAAP)	$3,343	$5,900	$4,637	$2,088	$4,256
Plus: provision for credit losses	3,445	750	608	1,110	1,725
Plus: income tax expense	(456)	1,880	1,598	543	1,171
Pre-provision net revenue (Non-GAAP)	$6,332	$8,530	$6,843	$3,741	$7,152
Total core pretax adjustments	658	(1,895)	364	2,441	62
Core pre-provision net revenue (Non-GAAP)	$6,990	$6,635	$7,207	$6,182	$7,214

TANGIBLE BOOK VALUE PER COMMON SHARE:
Total shares outstanding at period end	18,715	19,067	19,082	19,063	19,059
Common and total stockholder's equity	315,357	314,148	308,752	303,527	300,529
Book value per common share at period end (GAAP)	$16.85	$16.48	$16.18	$15.92	$15.77

Common and total stockholder's equity	315,357	314,148	308,752	303,527	300,529
Less goodwill and core deposit intangible	(73,720)	(74,418)	(75,135)	(75,881)	(76,647)
Tangible common equity	241,637	239,730	233,617	227,646	223,882
Tangible book value per common share (Non GAAP)	$12.91	$12.57	$12.24	$11.94	$11.75

* Denotes annualized ratio based on days in quarter divided by days in year

Contacts

Howard Bancorp, Inc.
Robert L. Carpenter, Jr., Interim Chief Financial Officer, 410-750-0020